Exhibit 6.3

StartEngine LDGR Service Agreement

This agreement (“Agreement”) sets forth the terms and conditions by which __________________ (“Issuer”, “you”, “your”) appoints StartEngine Crowdfunding Inc. (“Service Provider”, “us”, “our”, “we”) as the exclusive provider of software and services relating to the display on the Ethereum blockchain (the “Services”) of the Issuer’s __________________ securities (the “Securities”). The parties hereby agree to the following Terms and Conditions:

1.	STATUS OF SERVICE PROVIDER

a.	Service Provider is a corporation registered in Delaware.

b.	Service Provider will not hold, manage, possess or otherwise handle securities.

c.	Service Provider is not providing escrow, legal, accounting, or brokerage services to Issuer. Issuer agrees that Service Provider does not provide any investment advice, nor does Service Provider make any Securities recommendations nor solicit the offer or sale of Securities to any issuer or investor. Issuer agrees that it will only rely on the advice of its attorneys, accountants and other professional advisors, including any registered broker-dealers acting as an underwriter for a securities offering.

d.	Service Provider is not providing payment services to Issuer but will display security holder information on the Ethereum blockchain, limited to displaying the number of securities acquired through the StartEngine platform for each shareholder who provides to Service Provider an Ethereum address.

2.	GENERAL APPOINTMENT OF SERVICE PROVIDER

a.	Issuer hereby engages Service Provider to provide software and services relating to the recording of the issuance, transfer and registration of Issuer’s Securities (as defined in 2(b) below) and associated holders. You hereby certify that the Issuer has taken such action as shall have been required to appoint Service Provider to provide the Services and that authority has been granted to enter into this Agreement, which will remain valid and in force so long as we provide Services to Issuer.

b.	The term “Securities” as used in this Agreement shall mean the equity,debt irrevenue share securities, including any warrants and options, of Issuer issued pursuant to Section 4(a)(6) of or Regulation A or D under the Securities Act of 1933 on the StartEngine platform. Issuer represents and warrants that it has contracted with an SEC- registered transfer agent (e.g. StartEngine Secure LLC) to act as transfer agent with respect to the Securities.

c.	Issuer further represents and warrants that it will not use the Services for any Securities that have not been duly authorized and issued in accordance with its articles of incorporation and bylaws or equivalent instruments.

3.	MANAGEMENT OF RECORDS OF SECURITIES AND HOLDERS

Records with respect to the Securities and holders of the Securities acquired as set out above shall be displayed by Service Provider in accordance with the instructions and information provided by appointed registered transfer agent and its authorized Administrators in the Service Provider’s system.

i.	a. All investor communications (to holders of record) other than confirmations of ownership and statements of change related thereto, whether by email, SMS text message, phone calls or other means shall be the responsibility of Issuer and/or its Administrators. The parties unconditionally agree that Service Provider will not be responsible for creating, editing or commenting on, or have any involvement with any such investor communication relating to the ownership or transfer of the Securities, and no action, including the provision of communication tools, may be regarded or interpreted as Service Provider having participated in the content of any such communications.

b.	Service Provider and the appointed registered transfer agent shall be the sole person authorized to add information on the LDGR blockchain.

4.	RESPONSIBILITIES, INDEMNITY, AND COMPENSATION

a.	Service Provider may rely and act, or refuse to act, without investigation upon any list, instruction, certification, authorization, or other communication, including electronic communications and actions input into the Service via dashboard or API (“communications”), provided by the Issuer, its agents or representatives. Issuer agrees that it shall not give Service Provider direction to take any action or refrain from taking any action, if implementing such direction would be in violation of applicable law, regulation or any third parties’ contract rights. Service Provider and Issuer agree that only the registered transfer agent may instruct Service Provider as to information to be displayed with respect to ownership, transfer or applicable restriction or prohibition on transfer with respect to any Securities.

b.	Service Provider may conclusively and in good faith rely and act, or refuse to act or provide its services, upon the records and information provided to it by the registered transfer agent without being required or expected to undertake an independent review or audit of such records and information, and shall have no responsibility or liability for the accuracy or inaccuracy of such records and information.

c.	Service Provider may, in connection with the services described in this Agreement, engage, at Service Provider’s sole expense (unless agreed in writing by Issuer), without notice, subcontractors, agents, co- Service Providers or attorneys-in-fact, and service providers (e.g. hosting datacenter) in its sole and absolute discretion. Service Provider is authorized by Issuer to execute all agreements, appoint agents or sub-agents and do all other acts deemed necessary to carry out the general purposes of, and to fulfill its obligations under this Agreement.

d.	Issuer agrees that Service Provider shall be paid all agreed upon fees for its services and reimbursed for expenses listed on Appendix I. Service Provider may increase or decrease (“change”) the fees we charge at any time upon 60 days’ notice. All fees are incurred immediately at time of service usage (or order), not at the time of execution and are not prorated for any partial periods, nor are they refundable in whole or in part, regardless of whether or not the service was completed or cancelled, unless agreed to in writing by Service Provider. Furthermore, Service Provider may add new Services, discontinue any tools or Services, or make modifications to tools or Services at any time and without notice, in its sole and absolute discretion. Issuer shall pay interest at the rate of 1.50% per month for all balances due to Service Provider which remain unpaid for 30 days after the due date thereof. Furthermore, Service Provider may, at its option, cease providing Services to Issuer at any time, in its sole discretion, until past due amounts are paid.

5.	CONSENT TO USE OF NAME AND LOGO

Each party may disclose in regulatory filings, marketing materials and in other communications the fact that the parties have entered into this Agreement, however, neither party may disclose the specific terms of this Agreement including the fees agreed by and between the parties without the prior written consent of the other party, unless disclosure of such fee information is already public, is required to be disclosed by SEC rules and regulations, or pursuant to a court order.

6.	MUTUAL CONFIDENTIALITY OF INFORMATION

a.	As used herein, the “Confidential Information” means all confidential and proprietary information of a party disclosed (“Disclosing Party”) to the other party (“Receiving Party”), whether orally or in writing, that is designated as confidential or that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure, including the terms and conditions of this Agreement, data, business and marketing plans, technology and technical information, product designs, API designs, and business processes. Confidential Information shall not include any information that: (i) is or becomes generally known to the public without breach of any obligation owed to Disclosing Party; (ii) was known to Receiving Party prior to its disclosure by Disclosing Party without breach of any obligation owed to the Disclosing Party; (iii) was independently developed by Receiving Party without breach of any obligation owed to Disclosing Party; or (iv) is received from a third party without breach of any obligation owed to Disclosing Party. All intellectual property, work product, software, code, and other proprietary information or work product of both parties to this Agreement is expressly agreed to be Confidential Information.

b.	Receiving Party shall not disclose, use, transmit, or otherwise disseminate, sell or transfer any of the Confidential Information of Disclosing Party for any purpose other than as is set forth in this Agreement, including in Section 8 above, except with Disclosing Party’s prior written permission (with email serving as an appropriate form of written communication).

c.	Each party agrees to effectively protect the confidentiality of the Confidential Information of the other party in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind, but in no event using less than reasonable care.

d.	If Receiving Party discloses or uses or threatens to disclose or use any of the Confidential Information of Disclosing Party in breach of the terms hereunder, Disclosing Party shall have the right, in addition to any other remedies available in law and equity, to seek injunctive relief to enjoin such act, it being specifically acknowledged by each of the parties to this Agreement that any other available remedies are inadequate.

7.	TERM

a.	The Agreement shall have a term of one year, beginning when the offering of the Securities launches, which term shall automatically renew for successive one-year terms unless either party shall provide written notice of cancellation 30 days prior to the end of any applicable term period. In addition, either party may terminate this Agreement (i) at any time upon 30 days’ notice, (ii) immediately if the other party is in material breach of its obligations hereunder, unless the breaching party has cured such breach, (iii) immediately upon notification or confirmation of any bankruptcy, receivership or dissolution of either party, or, (iv) immediately upon notification or confirmation of any judgment or final order by any law enforcement or regulatory authority against either party or any of their associated persons (officers, directors and substantial beneficial owners).

b.	Upon the effective date of termination in accordance with the provisions noted above Service Provider shall deliver within 90 days, at the expense of Issuer, to Issuer or to a successor Service Provider as directed in writing by Issuer, all records of Issuer in the possession of Service Provider, in a form and format as decided by Service Provider in its sole and absolute discretion.

8.	WARRANTIES AND DISCLAIMER

a.	Mutual Warranties. Each party to this Agreement represents and warrants to the other that it has the right and authority to enter into this Agreement and to perform all of its respective obligations and undertakings. Each party further represents and warrants that: (a) this Agreement has been duly executed and delivered and constitutes a valid and binding agreement enforceable against such party in accordance with its terms; (b) no authorization or approval from any other person is required in connection with such party’s execution, delivery, or performance of this Agreement; and (c) the execution, delivery, and performance of this Agreement does not violate the terms or conditions of any other agreement to which it is a party or by which it is otherwise bound.

b.	Warranties by Issuer:

i.	Issuer hereby represents and warrants that all information, records and materials provided to Service Provider or its registered transfer agent or set forth on Service Provider’s ir such transfer agent’s systems are accurate, truthful and comply with all applicable laws, and will not infringe the copyright, trade secret, privacy, publicity, or other rights of any third party. Issuer hereby indemnifies and holds Service Provider harmless for any and all violations or breaches of this Section 8(b). Issuer acknowledges that it is sharing its information, materials and records with Service Provider in order for us to provide the Services and perform under this Agreement.

ii.	Breach of Warranties. In the event of any breach of any of Issuer’s responsibilities or warranties herein, in addition to any other remedies available at law or in equity Service Provider will have the right to immediately, in Service Provider’s sole and reasonable discretion, to suspend Services if deemed necessary by Service Provider to prevent or eliminate difficulties in the operation of Services or harm to Service Provider’s business or reputation, or to prevent potential litigation or other controversies.

c.	Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SERVICE PROVIDER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), OR STATUTORILY. SERVICE PROVIDER EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, ACCURACY, TITLE, AND NON-INFRINGEMENT. SERVICE PROVIDER DOES NOT WARRANT AGAINST INTERFERENCE WITH THE USE OF THE SERVICES OR SOFTWARE OR AGAINST INFRINGEMENT. SERVICE PROVIDER DOES NOT WARRANT THAT THE SERVICES OR SOFTWARE ARE ERROR-FREE OR THAT OPERATION OF THE DASHBOARD, THE API OR THE SERVICE WILL BE SECURE OR UNINTERRUPTED. SERVICE PROVIDER EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY ARISING OUT OF THE FLOW OF DATA AND DELAYS ON THE INTERNET. ISSUER WILL NOT HAVE THE RIGHT TO MAKE OR PASS ON ANY REPRESENTATION OR WARRANTY ON BEHALF OF SERVICE PROVIDER TO ANY THIRD PARTY. ISSUER’S ACCESS TO AND USE OF THE SERVICES AND API ARE AT ISSUER’S OWN RISK. ISSUER UNDERSTANDS AND AGREES THAT THE SERVICES ARE PROVIDED TO IT ON AN “AS IS” AND “AS AVAILABLE” BASIS. SERVICE PROVIDER WILL NOT BE LIABLE TO ISSUER FOR ANY DAMAGES RESULTING FROM ISSUER’S RELIANCE ON OR USE OF THE SERVICES.

9.	LIMITATION OF LIABILITY

a.	Disclaimer of Consequential Damages. ISSUER HEREBY ACKNOWLEDGES AND AGREES, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, SERVICE PROVIDER WILL NOT, UNDER ANY CIRCUMSTANCES, BE LIABLE TO ISSUER FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THE TRANSACTION CONTEMPLATED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOST PROFITS, LOSS OF BUSINESS OR HOLDER CLAIMS.

b.	Cap on Liability. ISSUER HEREBY ACKNOWLEDGES AND AGREES THAT UNDER NO CIRCUMSTANCES WILL SERVICE PROVIDER’S TOTAL LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF WHETHER THE ACTION OR CLAIM IS BASED ON CONTRACT, TORT, WARRANTY OR OTHERWISE, WILL EXCEED THE TOTAL AMOUNT OF FEES PAID, IF ANY, BY ISSUER TO SERVICE PROVIDER UNDER THIS AGREEMENT DURING THE 12 MONTH PERIOD PRIOR TO THE OCCURRENCE OF THE EVENT GIVING RISE TO SUCH LIABILITY.

c.	General Indemnification. Issuer hereby agrees to indemnify, protect, defend and hold harmless Service Provider and its officers, directors, members, shareholders, employees, agents, related businesses (including but not limited to StartEngine Crowdfunding, Inc., its affiliates and subsidiaries), partners, vendors, successors and assigns from and against any and all third party claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses), which Service Provider may suffer as a result of: (a) any breach of or material inaccuracy in the representations and warranties, or breach, non-fulfillment or default in the performance of any of the conditions, covenants and agreements, of Issuer contained in this Agreement; or error or misstatement of any information, directions or actions delivered by Issuer or its agents pursuant to any of the provisions of this Agreement, or (b) any obligation which is expressly the responsibility of Issuer under this Agreement, or (c) any other cost, claim or liability arising out of or relating to operation or use of the license granted hereunder. Furthermore, Issuer shall protect, hold harmless and indemnify Service Provider and its officers, directors, members, shareholders, employees, agents, partners, vendors, successors and assigns from and against any and all liability related to Issuer’s business and business related operations and affairs, and use of the API, license, the Services API or any breach of the terms of this Agreement. Service Provider hereby agrees to indemnify, protect, defend and hold harmless Issuer and its officers, directors, members, shareholders, employees, agents, related businesses, partners, vendors, successors and assigns from and against any and all third party claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses), which Issuer may suffer as a result of any breach of or material inaccuracy in the representations and warranties, or breach, non-fulfillment or default in the performance of any of the conditions, covenants and agreements, of Service Provider contained in this Agreement; or error or misstatement of any information, directions or actions delivered by Service Provider or its agents pursuant to any of the provisions of this Agreement,. Any amount due under the aforesaid indemnity will be due and payable by Service Provider within thirty (30) days after demand thereof. Any amount due under the aforesaid indemnity will be due and payable by the applicable party within thirty (30) days after demand thereof.

10.	MISCELLANEOUS

a.	Notices. All notices permitted or required by this Agreement will be via email, and will be deemed to have been delivered and received upon sending via any nationally recognized and trusted SMTP delivery service. Notices to Service Provider, shall be to contact@startengine.com and if to Issuer shall be to the email address on file in your account.

b.	No Implied License. Except as expressly provided in this Agreement, this Agreement is not intended and will not be construed to confer upon either party any license rights to any patent, trademark, copyright, or other intellectual property rights of either party hereto or any other rights of any kind not specifically conferred in this Agreement. All right, title, and interest in the technology used and the services provided are and remain the exclusive property of Service Provider.

c.	Severability. If any portion or provision of this Agreement is for any reason found to be ineffective, unenforceable, or illegal by any arbitrator or court having jurisdiction, such condition will not affect the validity or enforceability of any of the remaining portions or provisions hereof.

d.	No Legal Partnership or Agency. This Agreement is not intended and shall not be construed as creating a joint venture or a legal partnership between the Issuer and Service Provider, and shall not be interpreted as permitting either party to act as an agent for the other party to this Agreement. or creating a fiduciary relationship or duty or any other obligations other than those expressly imposed by this Agreement.

e.

f.	Electronic Signature and Communications Notice and Consent. Both Issuer and Service Provider hereby consents and agrees that electronically signing this Agreement constitutes each party’s signature, acceptance and agreement as if actually signed by that party in writing. Further, each party agrees that no certification authority or other third party verification is necessary to validate any electronic signature; and that the lack of such certification or third party verification will not in any way affect the enforceability of your signature or resulting contract between Issuer and Service Provider. Each party understands and agrees that their e-signature executed in conjunction with the electronic submission of this Agreement shall be legally binding. Each party agrees that their electronic signature is the legal equivalent of their manual signature on this Agreement and consents to be legally bound by the Agreement’s terms and conditions. Furthermore, both Issuer and Service Provider hereby agree that all current and future notices, confirmations and other communications regarding this Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth in the Notices section above or as otherwise from time to time changed or updated and disclosed to the other party, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically-sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients’ spam filters by the recipients email service provider, or due to a recipient’s change of address, or due to technology issues by the recipient’s service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Issuer, and if you desire physical documents then you agree to directly and personally print, at your own expense, the electronically-sent communication(s) and maintaining such physical records in any manner or form that you desire

g.	Assignment. No party may transfer or assign its rights and obligations under this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, without the consent of the other parties, any party may transfer or assign its rights and obligations hereunder in whole or in part (a) pursuant to any merger or consolidation, and, (b) to the successors and assigns of all or substantially all of the assets of such assigning party, provided such entity shall be bound by the terms hereof. This Agreement will be binding upon and will inure to the benefit of successors and assigns.

h.	Binding Arbitration, Applicable Law and Venue, Attorneys’ Fees. This Agreement is governed by, and will be interpreted and enforced in accordance with the laws of the State of California without regard to principles of the conflict of laws. The parties hereby agree that any claim or dispute arising under this Agreement may only be brought in arbitration, with venue in Los Angeles, California. It is further agreed that any such action will be pursuant to the rules of the American Arbitration Association. Issuer and Service Provider each consent to this method of dispute resolution, as well as jurisdiction, and consent to Los Angeles being a convenient forum for any such claim or dispute and each party waives any right it may have to object to either the venue or jurisdiction for such claim or dispute. In the event of any dispute among the parties, the prevailing party shall be entitled to recover damages plus reasonable costs and attorney’s fees and the decision of the arbitrator shall be final, binding and enforceable in any court.

i.	Counterparts; Facsimile; Email; Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures, electronically or otherwise, delivered by email, and a copy hereof that is properly executed and delivered by a party will be binding upon that party to the same extent as an original executed version hereof.

j.	Force Majeure. No party will be liable for any default or delay in performance of any of its obligations under this Agreement if such default or delay is caused, directly or indirectly, by fire, flood, earthquake or other acts of God; labor disputes, strikes or lockouts; wars, rebellions or revolutions; riots or civil disorder; accidents or unavoidable casualties; interruptions in transportation or communications facilities or delays in transit or communication; supply shortages or the failure of any person to perform any commitment to such party related to this Agreement; or any other cause, whether similar or dissimilar to those expressly enumerated in this Section 10(i), beyond such party’s reasonable control.

k.	Interpretation. Each party to this Agreement has been represented by counsel and/or has had sufficient time to carefully review each of the terms and provisions of this Agreement and voluntarily accepted each term and provision and executed this Agreement. All pronouns and any variation thereof will be deemed to refer to the masculine and feminine, and to the singular or plural as the identity of the person or persons may require for proper interpretation of this Agreement. And it is the express will of all parties that this Agreement is written in English and uses the font styles and sizes contained herein.

l.	Captions. The section headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

m.	Beneficiaries. The parties agree that there are no third party beneficiaries to this Agreement.

n.	Entire Agreement; Amendments. This Agreement sets forth the entire agreement between the parties concerning the Service Provider services provided, and supersedes all prior or contemporaneous communications, representations or agreements between the parties, whether oral or written, regarding the subject matter of this Agreement. This agreement may not be modified or amended except by written agreement executed by all the parties of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

StartEngine Crowdfunding, Inc.

By:
Name:
Title:

Company

By:

Name:
Title:

APPENDIX I

StartEngine LDGR Services

●	The fees for StartEngine LDGR are listed below. Additional transaction fees are detailed below. LDGR fees will be taken out of each disbursement using the Bloomberg conversion rate or invoiced if disbursement is not available. Company pays directly to Service Provider provided Ethereum receive address:
●	Stock Symbol
○	5 ETH paid annually on the anniversary of this agreement for the exclusive use of the selected securities symbol. Symbol is four characters long and is selected by Issuer if available. Availability is on a first come first served basis.
●	Issuance
○	1 ETH for each issuance plus 0.02 ETH per uploaded shareholder
●	Transaction
○	0.02 ETH for each recorded transaction reflecting a transfer of the Issuer securities

Approved registered transfer agents

StartEngine Secure LLC

750 N San Vicente Blvd, Suite 800

Los Angeles, CA 90069